Thursday February 8, 2007

Ply Gem Announces Plans to Close Atlanta, Georgia Vinyl Siding Manufacturing Facility

Kearney, MO, February 8, 2007 - Ply Gem Industries, Inc. announced today that its newly acquired subsidiary, Alcoa Home Exteriors, Inc. (AHE), intends to close its Atlanta, Georgia vinyl siding manufacturing facility that employs approximately 110 employees. Alcoa Home Exteriors is one of the country’s leading manufacturers of vinyl siding, injection molded and aluminum products.

John C. Wayne, President of Alcoa Home Exteriors, said, “Decisions of this kind are always difficult”. Mr. Wayne went on to say, “We must address this issue due to excess production capacity following the recent acquisition of Alcoa Home Exteriors by Ply Gem Industries, Inc.” Wayne also noted that the Atlanta plant was selected because it is a smaller, less efficient operation than the other vinyl siding manufacturing facilities in Denison, TX and Stuarts Draft, VA.

Mr. Wayne also indicated that the company was committed to dealing with the affected employees in a fair manner and also to ensuring that Alcoa Home Exteriors customers would see no change in service levels. “We are fully capable of meeting the needs of our vinyl siding customers from our other manufacturing facilities in Stuarts Draft, VA and Denison, TX. We remain committed to growing the Alcoa Home Exteriors and Mastic brands of vinyl siding, injection molded and aluminum products,” Wayne said.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "This action was difficult in that it impacts a number of our employees, however, today’s competitive climate demands the most efficient operating structure and this decision to consolidate operations will improve overall performance and is in keeping with Ply Gem’s commitment to its customers and the financial community ”.

About Ply Gem

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories and aluminum window and siding products marketed under the Mastic, Alcoa Home Exteriors, Variform, MW, Patriot, Alenco, Great Lakes, Napco, Kroy and CWD brand names.

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